Exhibit 99.1

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Andrew Greenebaum / Laura Foster
ICR, Inc.
(310) 954-1115
True Religion Apparel Reports 2008 Second Quarter Financial Results
— Record breaking Q2 08 net sales of $64.2 million, an increase of 78.9% from $35.9 million in Q2 07 —
— Increases high-end of net sales guidance by $22 million to $247 million from $225 million and high-end of EPS guidance by $0.09 to $1.65 from $1.56 —
— Q2 08 gross profit increased 79.6% to $36.9 million from $20.5 million in Q2 07 —
— Q2 08 operating income grew 83.0% to $15.4 million from $8.4 million in Q2 07 —
—Q2 08 net income grew 86.0% to $9.3 million from $5.0 million in Q2 07—
—Q2 08 diluted EPS reaches $0.39 vs. $0.21 in Q2 07—
VERNON, California — August 6, 2008 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the three and six months ended June 30, 2008.
Second Quarter Financial Results
•	Net sales in the second quarter of 2008 were $64.2 million, an increase of 78.9% from $35.9 million in the prior year period. Net sales in the Company’s U.S. wholesale segment increased 57.3% to $38.4 million from $24.4 million in the prior year period. The Company’s international wholesale segment’s net sales increased 66.3% to $7.8 million from $4.7 million in the prior year period. Net sales for the consumer direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 170.5% to $17.7 million from $6.5 million in the prior year period. The Company operated 30 branded stores as of June 30, 2008, compared to eight as of June 30, 2007. Net sales for the second quarter of 2008 included $0.3 million of licensing revenues.

•	Gross profit in the second quarter of 2008 was $36.9 million, or 57.5% of net sales, compared to $20.5 million, or 57.3% of net sales, in the second quarter of 2007. The overall improvement in gross margin reflects the ongoing segment mix shift towards the Company’s higher margin consumer direct business, partially offset by higher in-bound freight costs on certain imported denim fabric and an increase in sales to major department stores, which receive a volume price discount.

•	Selling, general and administrative (“SG&A”) expenses in the second quarter of 2008 increased 77.1% to $21.5 million from $12.1 million in the prior year period. SG&A expenses for the second quarter of 2008 included growth in consumer direct operating costs of $4.0 million and incremental pre-opening costs of $0.8 million. The Company’s second quarter 2008 SG&A expenses included $0.4 million related to projects that are expected to improve the Company’s production planning and forecasting ability and contribute to the growth of its international segment. The Company also incurred professional costs of $0.5 million, primarily related to the restatement of its previously released financial statements. The Company’s second quarter 2007 SG&A expenses included $1.2 million of severance and recruiting costs related to the replacements of two former executives.

•	Operating income for the 2008 second quarter increased 83.0% to $15.4 million, or 24.0% of net sales, compared to $8.4 million, or 23.5% of net sales in the 2007 second quarter. In 2008, the combination of incremental pre-opening costs, production planning costs, international growth costs and restatement professional fees reduced the Company’s second quarter 2008 operating margin by 260 basis points.

•	True Religion’s effective tax rate for the second quarter of 2008 was 41.1% compared to 44.0% for the second quarter of 2007.

•	Net income for the 2008 second quarter was $9.3 million, or $0.39 per diluted share based on weighted average shares outstanding of 23.9 million, compared to $5.0 million, or $0.21 per diluted share based on weighted average shares outstanding of 24.0 million in the 2007 second quarter.
Year-to-Date Financial Results
•	Net sales for the first half of 2008 were $117.6 million, an increase of 63.1% from $72.1 million in the prior year period. Net sales in the Company’s U.S. wholesale segment increased 43.2% to $70.9 million from $49.5 million in the prior year period. The Company’s international wholesale segment’s net sales increased 43.8% to $16.7 million from $11.6 million in the first half of 2007. Net sales for the consumer direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 178.1% to $29.4 million from $10.6 million in the prior year period. Net sales for the first half of 2008 included $0.5 million of licensing revenues.

•	Gross profit for the first half of 2008 was $67.4 million, or 57.3% of net sales, compared to $41.0 million, or 56.8% of net sales, in the second half of 2007. The overall improvement in gross margin reflects the ongoing segment net sales mix shift towards the Company’s higher margin consumer direct business, partially offset by higher in-bound freight costs on certain imported denim fabric and an increase in sales to major department stores, which receive a volume price discount.

•	SG&A expenses for the first half of 2008 increased 70.8% to $40.6 million from $23.8 million in the first half of 2007. SG&A expenses for the first half of 2008 included growth in consumer direct operating costs of $6.9 million and incremental pre-opening costs of $1.0 million for the expansion of the company’s consumer direct business, $1.2 million in incremental marketing expense related to the Company’s 2008 marketing campaign and $0.8 million in incremental professional fees primarily related to the restatement of the Company’s previously released financial statements. The Company’s SG&A expenses for the first half of 2007 included $2.4 million of severance and recruiting costs related to the replacements of two former executives.

•	Operating income for the six months ended June 30, 2008 increased 55.7% to $26.7 million, or 22.7% of net sales, compared to $17.2 million, or 23.8% of net sales for the six months ended June 30, 2007.

•	True Religion’s effective tax rate for the first half of 2008 was 41.1% compared to 44.0% for the first half of 2007.

•	Net income for the six months ended June 30, 2008 was $16.2 million, or $0.67 per diluted share based on weighted average shares outstanding of 24.1 million, compared to $10.1 million, or $0.43 per diluted share based on weighted average shares outstanding of 23.9 million in the six-month period ended June 30, 2007.
“The second quarter of 2008 marks another quarter of record breaking revenue and earnings growth,” said Jeffrey Lubell, Chairman, Chief Executive Officer and Creative Director of True Religion Apparel, Inc. “During the second quarter, we experienced broad based sales momentum, with strong growth across each of our business segments. Net sales for the quarter increased 79% to $64.2 million from $35.9 million in the prior year period, highlighting the continued demand for our premium denim jeans collections and expanding sportswear assortment in both our retail and wholesale channels. We are especially pleased to deliver year-over-year earnings growth of 86% to $9.3 million from $5.0 million in the prior year period, while making several strategic investments in our infrastructure to position True Religion for future profitable growth.”
Store Openings
During the 2008 second quarter, True Religion opened 12 new stores, bringing its total store count as of the end of the second quarter to 30 stores. As of August 6, 2008, the Company has opened four new stores since the end of the second quarter, bringing the total store count to 34 stores. The Company is raising its targeted 2008 store count to 39 stores by year end 2008 compared to its previous targeted 2008 store count of at least 35 stores by year end 2008.

Q2 2008 Segment Results
(Amounts in thousands)

	Three Months Ended June 30, 2008			Six Months Ended June 30, 2008
			% Increase/			% Increase/
	2008	2007	Decrease	2008	2007	Decrease
Net sales:
Wholesale — US	$38,388	$24,408	57.3%	$70,899	$49,509	43.2%
Wholesale — Int’l	7,846	4,718	66.3%	16,749	11,644	43.8%
Consumer Direct	17,655	6,526	170.5%	29,433	10,583	178.1%
Other	269	205	31.2%	509	363	40.2%

Total net sales	$64,158	$35,857	78.9%	$117,590	$72,099	63.1%

	Three Months Ended June 30, 2008				Six Months Ended June 30, 2008
	2008		2007		2008		2007
		Gross		Gross		Gross		Gross
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Gross Profit:
Wholesale — US	$19,550	50.9%	$13,070	53.5%	$36,455	51.4%	$26,572	53.7%
Wholesale — Int’l	3,591	45.8%	2,341	49.6%	7,735	46.2%	6,037	51.8%
Consumer Direct	13,478	76.3%	4,929	75.5%	22,673	77.0%	7,994	75.5%
Other	269	100.0%	205	100.0%	509	100.0%	363	100.0%

Total gross profit	$36,888	57.5%	$20,545	57.3%	$67,372	57.3%	$40,966	56.8%

	Three Months Ended June 30, 2008				Six Months Ended June 30, 2008
	2008		2007		2008		2007
		Operating		Operating		Operating		Operating
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Operating Income:
Wholesale — US	$11,841	30.8%	$7,505	30.7%	$20,888	29.5%	$15,636	31.6%
Wholesale — Int’l	3,201	40.8%	2,187	46.4%	7,181	42.9%	5,749	49.4%
Consumer Direct	6,246	35.4%	2,547	39.0%	10,985	37.3%	4,184	39.5%
Other	(5,897)	NM	(3,830)	NM	(12,314)	NM	(8,395)	NM

Total operating Income	$15,391	24.0%	$8,409	23.5%	$26,740	22.7%	$17,174	23.8%

2008 Guidance
The Company is updating its guidance for the fiscal year ended December 31, 2008 as follows:
•	Net sales are expected to be in the range of $242 million to $247 million (as compared to its previously updated guidance on May 8, 2008 of $220 million to $225 million), representing an anticipated net sales increase of 40% to 43% compared to 2007 net sales of $173 million.

•	EPS is expected to be $1.61 to $1.65 (as compared to its previously updated guidance on May 8, 2008 of $1.52 to $1.56) representing an anticipated EPS increase of 39% to 42% compared to 2007 diluted EPS of $1.16.

The Company’s updated net sales and EPS guidance reflects the Company’s increased visibility into its wholesale forward order book through the third quarter of 2008 and the increase in its 2008 targeted store count from at least 35 stores at year end 2008 to 39 stores at year end 2008. The Company continues to anticipate an effective tax rate of 41.0% for the full year. The EPS guidance assumes fully diluted weighted average shares outstanding of approximately 24.1 million for 2008.
Mr. Lubell added, “Our strong financial performance in the first half of the year combined with our increased visibility into the second half of 2008 give us confidence in our ability to achieve our goals for 2008 and led us to raise our 2008 guidance for the second consecutive quarter.”
Segment Guidance
($ in millions)

	Year Ending
	December 31, 2008
	Net Sales	Pre-Tax Income	Pre-Tax Margin
US Wholesale	$139.0 — 141.5	$44.8 — 45.6	32.2%
International Wholesale	35.0 — 36.0	15.7 — 16.2	44.9%
Consumer Direct	66.5 — 68.0	25.6 — 26.2	38.5%
Licensing	1.5	1.2	80.0%
Corporate Overhead	—	(21.6)	N/M

Total	$242.0 — 247.0	$65.7 — 67.6	27.3%

Note: Pre-tax margin assumes mid-point of net sales and pre-tax income guidance range
Investor Conference Call
True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for a year at both sites. A telephone replay of the call will be available for approximately one week following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international) and entering passcode: 3902934.
About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit in denim, sportswear, and licensed products, may be found in premium department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our 2008 Guidance, Segment Guidance, Store Opening Guidance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports of Form 10-Q and our other filings with the SEC, and include: the current downturn in the United States economy; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and control its expansion plans.
SOURCE: True Religion Apparel, Inc.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$64,158	$35,857	$117,590	$72,099
Cost of sales	27,270	15,312	50,218	31,133

Gross profit	36,888	20,545	67,372	40,966

Selling, general, and administrative expenses	21,497	12,136	40,632	23,792

Operating income	15,391	8,409	26,740	17,174

Interest income, net	(364)	(508)	(788)	(963)

Income before provision for income taxes	15,755	8,917	27,528	18,137
Provision for income taxes	6,474	3,927	11,301	7,988

Net Income	$9,281	$4,990	$16,227	$10,149

Earnings per share:
Basic	$0.39	$0.22	$0.69	$0.44

Diluted	$0.39	$0.21	$0.67	$0.43

Weighted average shares outstanding:
Basic	23,520	22,934	23,370	22,907

Diluted	23,934	23,982	24,054	23,877

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$43,087	$28,686
Marketable securities, available for sale	—	5,345
Accounts receivable, net of allowances:
From factor	20,610	14,709
From customers	6,024	13,189
Inventory	29,712	20,771
Deferred income tax assets	4,179	4,707
Prepaid expenses and other current assets	3,789	2,305

Total current assets	107,401	89,712
Property and equipment, net	20,017	11,579
Marketable securities, available for sale	8,904	10,200
Deferred income tax assets	1,859	561
Other assets	1,534	1,206

TOTAL ASSETS	$139,715	$113,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$9,575	$9,597
Accrued salaries, wages and benefits	4,022	4,059
Income taxes payable	12,980	3,210

Total current liabilities	26,577	16,866
Long-term deferred rent	3,252	1,145

Total liabilities	29,829	18,011

Commitment and contingencies

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 24,385 and 23,587 issued and outstanding, respectively	2	2
Additional paid-in capital	32,980	26,491
Retained earnings	77,571	68,754
Accumulated other comprehensive income, net	(667)	—

Total stockholders’ equity	109,886	95,247

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$139,715	$113,258

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$16,227	$10,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,280	901
Provision for bad debts, returns and markdowns	445	109
Stock-based compensation	5,904	3,438
Tax benefit from share-based compensation	71	1,303
Excess tax benefit from share-based compensation	(71)	(1,270)
Deferred income tax provision	(758)	(633)
Other	(20)	(125)
Changes in operating assets and liabilities:
Accounts receivable from customers	7,025	821
Accounts receivable from factor	(6,211)	(3,052)
Inventory	(8,941)	(3,438)
Prepaid expenses and other current assets	(1,484)	(1,678)
Other assets	(246)	(146)
Accounts payable and accrued expenses	(827)	(1,062)
Accrued salaries, wages and benefits	(37)	161
Income taxes payable	10,222	(2,877)
Long-term deferred rent	2,107	265

Net cash provided by operating activities	24,686	2,866

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(8,981)	(5,062)
Expenditures to establish trademarks	(27)	(150)
Purchases of marketable securities	—	(15,100)
Sales of marketable securities	5,550	—

Net cash used in investing activities	(3,458)	(20,312)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	26	198
Tax withholding payment for share-based compensation	(6,923)	(3,044)
Excess tax benefit from share-based compensation	71	1,270

Net cash used in financing activities	(6,826)	(1,576)

Effect of exchange rate changes in cash	(1)	—

Net increase (decrease) in cash and cash equivalents	14,401	(19,022)
Cash and cash equivalents, beginning of period	28,686	44,878

Cash and cash equivalents, end of period	$43,087	$25,856